                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              CERIDIAN CORPORATION

    Ceridian Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        (a) The name of the corporation is Ceridian Corporation. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 31, 1912, and the name under which it was originally incorporated was Commercial Credit Company. The name of the corporation was changed to Control Data Corporation effective August 16, 1968, and to Ceridian Corporation effective May 31, 1992.

        (b) Pursuant to and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation, and such amendment and restatement has been duly adopted by the majority vote of the corporation's stock entitled to vote thereon at the corporation's annual meeting of stockholders on May 11, 1994, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        (c) The text of the Certificate of Incorporation of the corporation as heretofore amended or supplemented is hereby restated and amended to read in its entirety as follows:

                                   ARTICLE I.
                                      NAME

    The name of this corporation is

                              CERIDIAN CORPORATION

    (hereinafter referred to as the "Corporation").

                                  ARTICLE II.
                               REGISTERED OFFICE

    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                  ARTICLE III.
                                    BUSINESS

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the "General Corporation Law").

                                  ARTICLE IV.
                            AUTHORIZED CAPITAL STOCK

    A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million, Seven Hundred Fifty Thousand (100,750,000), consisting of Seven Hundred Fifty Thousand (750,000) shares of the par value of One Hundred Dollars ($100.00) per share of preferred stock (the "Preferred Stock"), having a total par value of Seventy-Five Million Dollars ($75,000,000), and One Hundred Million (100,000,000) shares of common stock of the par value of fifty cents ($.50) per share (the "Common Stock"), having a total par value of Fifty Million Dollars ($50,000,000).

    B. Shares of Preferred Stock may be issued, from time to time, in one or more series, with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

        (1) the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

        (2) the annual dividend rate for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative;

        (3) the redemption price or prices for the particular series;

        (4) the right, if any, of the holders of a particular series to convert such stock into other classes of stock, and the terms and conditions of such conversion to the extent not otherwise herein provided;

        (5) the obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption account, if shares so redeemed are to be redeemable at a price or prices other than the redemption price or prices for shares not so redeemed;

        (6) the rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation; and

        (7) the voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock.

    C. (1) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, then before any distribution or payment shall have been made to the holders of the Common Stock, the holders of the Preferred Stock of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively. The remaining assets of the Corporation shall be distributed solely among the holders of Common Stock according to their respective shares.

       (2) Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Paragraph B of this Article IV granting the holders of one or more series of Preferred Stock exclusive voting powers with respect to any matter, each share of Common Stock shall have one vote on all matters voted upon by the stockholders. Except where some mandatory provision of law requiring the vote or consent of the holders of some stated proportion of the shares of any class of stock or any series of any class of stock shall be controlling or where this Restated Certificate of Incorporation or any amendment hereto shall otherwise provide, the vote or consent of the holders of all or any portion of any class of stock, as a class, or of any series of any class of stock, as a series, shall not be required for any action whatsoever to be taken or authorized by the stockholders of the Corporation, including any amendment of this Restated Certificate of Incorporation.

    Pursuant to the authority contained in this Article IV, the Board of Directors adopted resolutions authorizing the creation and issuance of a series of 5 1/2% Cumulative Convertible Exchangeable Preferred Stock, which such resolutions were set forth in a Certificate of Designation filed with the Secretary of State of the State of Delaware on December 22, 1993. A copy of such resolutions are attached to this Restated Certificate of Incorporation as Exhibit A and are incorporated herein by reference.

                                   ARTICLE V.
                               BOARD OF DIRECTORS

    A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. In furtherance and not in limitation of the powers conferred on the Board by this Restated Certificate of Incorporation and by the General Corporation Law, the Board is specifically authorized to adopt, amend or repeal the Bylaws of the Corporation, in such form and with such terms as the Board may determine.

    B. The Board, pursuant to the Bylaws of the Corporation or by resolution passed by a majority of the then-authorized number of directors, may designate two or more of their number to constitute an Executive Committee, which Executive Committee, to the fullest extent permitted by law and as provided for in said resolution or in the Bylaws of the Corporation, shall have and may exercise any or all of the powers of the Board in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it.

    C. Both stockholders and directors shall have power, if the Bylaws so provide, to hold their meetings either inside or outside the State of Delaware, to have one or more offices in addition to the registered office in Delaware, and to keep the books of this Corporation (subject to the provisions of the General Corporation Law) outside of the State of Delaware at such places as may be from time to time designated by them.

    D. This Corporation may, in its Bylaws, confer powers additional to the foregoing upon the Board of Directors, in addition to the powers and authorities expressly conferred upon the Board by the General Corporation Law.

                                  ARTICLE VI.
                              CERTAIN TRANSACTIONS

    A. Where stockholder authorization, adoption or approval is required by the General Corporation Law for any of the following transactions, such authorization, adoption or approval shall require the affirmative vote of at least two-thirds of the outstanding stock of the Corporation entitled to vote thereon:

        (1) Any plan of merger or consolidation of the Corporation with another corporation;

        (2) Any sale, lease or exchange of all or substantially all the property and assets of the Corporation;

        (3) Any issuance or delivery of capital stock or other securities or obligations of the Corporation in exchange or payment for any property or assets; or

        (4) Any agreement, contract or other arrangement providing for any of the transactions described above.

    B. This Article VI shall not require that the holders of any class or series of stock vote separately as such class or series nor affect or increase the percentage requirement of any such vote by class or series where otherwise required by law or other provisions of this Restated Certificate of Incorporation.

                                  ARTICLE VII.
                            LIMITATION OF LIABILITY

    A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended.

    Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                 ARTICLE VIII.
                             BUSINESS COMBINATIONS

    A. In addition to the requirements of (i) law, and (ii) the other provisions of this Restated Certificate of Incorporation, including without limitation Article VI, the affirmative vote or consent of that fraction of the outstanding shares of Common Stock of the Corporation entitled to vote, but not less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of Common Stock Beneficially Owned by Controlling Persons, plus (ii) two-thirds of the remaining number of outstanding shares of Common Stock that are not Beneficially Owned by directors or Executive Officers of the Corporation and as the denominator a number equal to the total number of outstanding shares of Common Stock of the Corporation entitled to vote, shall be required for the adoption or authorization of a Business Combination unless:

        (1) The Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all shares of Common Stock of the Corporation owned by stockholders who do not vote in favor of, or consent in writing to, the Business Combination and the cash or fair value of other readily marketable consideration to be received by such stockholders for such shares shall at least be equal to the Minimum Price Per Share, and

        (2) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the stockholders of the Corporation for the purpose of soliciting stockholder approval of the proposed Business Combination.

    B. For purposes of this Article VIII, the following definitions shall apply:

        (1) "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

        (2) "ASSOCIATE" shall mean (1) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly the Beneficial Owner of five percent or more of any class of equity securities,
    (2) any trust or other estate in which a Person has a five percent or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (3) any spouse of a Person, and (4) any relative of a Person, or any relative of a spouse of a Person, who has the same residence as such Person or spouse.

        (3) "BENEFICIAL OWNERSHIP" shall include without limitation (i) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate, (ii) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (including without limitation any written or unwritten agreement to act in concert but specifically excluding any participation agreement, arrangement, understanding or relationship between or among any two or more commercial banks made or established in connection with and in furtherance of a bona fide lending arrangement with the Corporation and/or one or more Subsidiaries) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

        (4) "BUSINESS COMBINATION" shall mean (a) any merger or consolidation of the Corporation with or into a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate; (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device of all or any Substantial Part of the assets of the Corporation, including without limitation any voting securities of a Subsidiary, or of a Subsidiary, to a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate; (c) any merger into the Corporation, or into a Subsidiary, of a Controlling Person or any Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate; (d) any sale, lease, exchange, transfer or other disposition to the Corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any dispositions of assets which, if included with all other dispositions consummated during the same fiscal year of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent of the total consolidated assets of the Corporation (as shown on its audited balance sheet as of the end of the fiscal year preceding the proposed disposition), provided, however, that in no event shall any disposition of assets be excepted from stockholder approval by reason of the preceding exclusion if such disposition, when included with all other dispositions consummated during the same, and immediately preceding four, fiscal years of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in dispositions by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent of the total consolidated assets of the Corporation (as shown on its audited balance sheet as of the end of the fiscal year preceding the proposed disposition); (e) any reclassification of Common Stock of the Corporation, or any recapitalization involving Common Stock of the Corporation, consummated within five years after a Controlling Person becomes a Controlling Person; and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; but, notwithstanding anything to the contrary herein, Business Combination shall not include (i) any Section 253 Merger or (ii) any transaction involving a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate which is to be consummated or become effective after such Controlling Person has been a Controlling Person for at least five years.

        (5) "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        (6) "CONTROLLING PERSON" shall mean any Person who Beneficially Owns a number of shares of Common Stock of the Corporation, whether or not such number includes shares not then outstanding or entitled to vote, which exceeds a number equal to ten percent of the outstanding shares of Common Stock of the Corporation entitled to vote.

        (7) "EXECUTIVE OFFICER" shall mean any officer of the Corporation who is elected to his or her position by action of the Board of Directors of the Corporation.

        (8) "MINIMUM PRICE PER SHARE"  shall mean the sum  of (a) the higher  of
    (i) the highest gross per share price paid or agreed to be paid to acquire any shares of Common Stock of the Corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within five years immediately prior to the record date set to determine the stockholders entitled to vote or consent to the Business Combination in question, or, in the case of a Section 253 Merger, five years immediately prior to the effective date of such Section 253 Merger, or (ii) the highest per share closing public market price for such Common Stock during such five year period, plus (b) the aggregate amount, if any, by which five percent for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all Common Stock dividends per share paid in cash since the date on which such Person became a Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

        (9) "PERSON" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof and any other entity.

       (10) "SECTION 253 MERGER" shall mean any merger of the Corporation into another corporation which is a Controlling Person or Affiliate of such Controlling Person or Associate of such Controlling Person or such Affiliate pursuant to Section 253 of the General Corporation Law, as amended from time to time, or any successor or replacement statute, provided that such amended, successor or replacement statute does not give voting rights to the stockholders of the Corporation with respect to the merger. While such voting rights are part of Section 253, a merger under such section shall not be a Section 253 Merger for purposes of this Article VIII.

       (11) "SECURITIES EXCHANGE ACT OF 1934" shall mean the Securities Exchange Act of 1934, as amended from time to time as well as any successor or replacement statute.

       (12) "SUBSIDIARY" shall mean any corporation more than twenty-five percent of whose outstanding securities representing the right to vote for the election of directors is Beneficially Owned by the Corporation and/or one or more Subsidiaries.

       (13) "SUBSTANTIAL PART" shall mean more than ten percent of the total assets of the corporation in question, as shown on its audited balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

    C. This Article VIII shall not be altered, changed or repealed unless the amendment effecting such alteration, change or repeal shall have received the affirmative vote or consent of that fraction of the outstanding shares of Common Stock of the Corporation entitled to vote, but not less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of Common Stock Beneficially Owned by Controlling Persons, plus (ii) two-thirds of the remaining number of outstanding shares of Common Stock that are not Beneficially Owned by directors or Executive Officers of the Corporation and as the denominator a number equal to the total number of outstanding shares of Common Stock of the Corporation entitled to vote.

    D. A Controlling Person shall be subject to all fiduciary and other standards of conduct and obligations imposed by law and shall be considered not to have met such standards of conduct and obligations unless such Controlling Person shall, in the event of a Section 253 Merger, pay or cause to be paid for each share of Common Stock of the Corporation as to which share ownership is being sold, redeemed, cancelled or otherwise terminated by means of the Section 253 Merger, cash, or other readily marketable consideration having a fair value, at least equal to the Minimum Price Per Share, provided, however, that this requirement shall not apply to any Section 253 Merger involving a

Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate to become effective after such Controlling Person has been a Controlling Person for at least five years.

                                  ARTICLE IX.
                       AMENDMENT OF RESTATED CERTIFICATE

    Except as herein otherwise provided, this Corporation reserves the right to amend, alter, change or repeal any provision in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights conferred on stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 11th day of May, 1994.

                                                    By:            /s/ JOHN A. HAVEMAN
                                                             -----------------------------------------

                                                       Name:          John A. Haveman
                                                                    ----------------------------------

                                                       Title:     Vice President and Secretary
                                                                   -----------------------------------

[SEAL]

ATTEST:

By:              /s/ A. REID SHAW
   --------------------------------------------

   Name:            A. Reid Shaw
      --------------------------------------------

   Title:          Assistant Secretary
      --------------------------------------------

                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATION
                              OF 5 1/2% CUMULATIVE
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       OF
                              CERIDIAN CORPORATION
                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    Ceridian Corporation, a Delaware corporation (the "Corporation"), through the undersigned duly authorized officer, in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    That, the Executive Committee of the Board of Directors of the Corporation on December 16, 1993, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") and expressly delegated by the Board of Directors to the Executive Committee, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, adopted the following resolution creating a series of 50,600 shares of Preferred Stock, par value $100.00 per share:

    RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation and expressly delegated by the Board of Directors to the Executive Committee of the Board of Directors, a series of the Preferred Stock of the Corporation, par value $100.00 per share, be, and it hereby is, created and that the voting powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualification, limitations or restrictions thereof are as follows:

    SECTION 1. DESIGNATION OF THE SERIES: AMOUNT. The shares of the series authorized by this resolution shall be designated as "5 1/2% Cumulative Convertible Exchangeable Preferred Stock" (the "Preferred Stock"). The number of shares constituting such series shall be 50,600. Such number of shares may be decreased, at any time and from time to time, by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding.

    SECTION 2. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors out of funds of the Corporation legally available therefor, an annual cash dividend of $275 on each share of Preferred Stock and no more, payable quarterly, commencing March 31, 1994, on each March 31, June 30, September 30 and December 31 on which any shares of Preferred Stock shall be outstanding on the Record Date therefor (each a "Dividend Due Date"). Dividends on each share of Preferred Stock shall accrue and be cumulative from and after the date of issuance of such share of Preferred Stock. Dividends shall be payable to the holders of record of outstanding shares of Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the record date. The record date for the payment of dividends on the Preferred Stock shall be fixed by the Board of Directors and shall be not more than 60 days or less than 10 days preceding a Dividend Due Date.

    If dividends upon any shares of Preferred Stock, or any other outstanding preferred stock of the Corporation ranking on a parity with the Preferred Stock as to dividends, are in arrears, all dividends or other distributions declared upon each series of such stock (other than dividends paid in stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) may only be declared pro rata so that in all cases the amount of dividends or other distributions declared per share on each such series bear to each other the same ratio that the accumulated and unpaid dividends per share on the shares of each such series bear to each other. Except as set forth above, if dividends upon any shares of Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up, are in arrears: (i) no dividends (in cash, stock or other property) may be paid, declared or set aside for payment or any other distribution made on any stock of the corporation ranking junior to or on parity with the Preferred Stock as to dividends (other than dividends or distributions in stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up); and (ii) no stock of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends may be redeemed, purchased or otherwise acquired pursuant to a sinking fund or otherwise, except by conversion of such stock into, or exchange of such stock for, stock of the Corporation ranking junior to or on parity with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

    No interest, sum of money in lieu of interest, or other property or securities in lieu of interest shall be payable in respect of any dividend payment or payments which are accrued but unpaid. Dividends paid on shares of Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis amount to all such shares at the time outstanding. The amount of dividends payable per share for each full dividend period shall be computed by dividing the $275 annual dividend amount by four. Dividends payable for any partial quarterly period shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months.

    SECTION 3. CONVERSION PRIVILEGE. Each share of Preferred Stock shall be convertible, at any time, at the option of the holder thereof (but if such share is called for redemption pursuant to Section 6 or exchange pursuant to Section 8, then only to and including but not after the close of business on the fifth
(5th) business day preceding the date fixed for such redemption or exchange, provided that no default by the Corporation in the payment of the applicable Redemption Price (including amounts equal to any accrued and unpaid dividends) or in the exchange of such share, as the case may be, shall have occurred and be continuing on the date fixed for such redemption or exchange, as the case may be, in which case such right of conversion shall be reinstated), into that number of fully paid and non-assessable shares of the common stock, par value $.50 per share (the "Common Stock"), of the Corporation (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $5,000.00 by the Conversion Price (as defined below) then in effect.

    The conversion price shall initially be $22.72 (the "Conversion Price").

    In order to exercise the conversion privilege, the holder of shares of Preferred Stock shall surrender the certificate(s) representing such shares, accompanied by transfer instrument(s) satisfactory to the Corporation and sufficient to transfer the Preferred Stock being converted to the Corporation free of any adverse interest, at any of the offices or agencies maintained for such purpose by the conversion agent designated by the Corporation (the "Conversion Agent") and shall give written notice to the Corporation that the holder elects to convert such shares. The initial Conversion Agent shall be The Bank of New York, the transfer agent for the Preferred Stock. Such notice shall also state the name(s), together with address(es), in which the certificate(s) for shares of Common Stock shall be issued. As promptly as practicable after the surrender of such shares of Preferred Stock as aforesaid, the Corporation shall issue and deliver at the office of such Conversion Agent to such holder, or on his written order, certificate(s) representing the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided for below. Certificates will be issued representing the balance of any remaining shares of Preferred Stock in any case in which fewer than all of the shares of Preferred Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Preferred Stock shall have been surrendered and notice received by the Corporation as aforesaid, and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the Common Stock represented thereby at such time, unless the stock transfer books of the Corporation shall be closed on the date on which shares of Preferred Stock are so surrendered for conversion, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such person(s) shall be deemed to have become such holder(s) of record of the Common Stock at the close of business on such later day. In either circumstance, such conversion shall be at the Conversion Price in effect on the date upon which such share shall have been surrendered and such notice received by the Corporation.

    In the case of any share of Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Preferred Stock and on or prior to the Dividend Due Date with respect to such dividend, the dividend due on such Dividend Due Date shall be payable to the holder of record of such share as of such record date notwithstanding such conversion on or prior to the Dividend Due Date or the default by the Corporation in the payment of the dividends due on such Dividend Due Date. Shares of Preferred Stock surrendered for conversion during the period from the close of business on any record date with respect to the payment of a dividend on the Preferred Stock to the opening of business on the Dividend Due Date with respect to such dividend shall (except in the case of shares of Preferred Stock which have been called for redemption on a Redemption Date within such period) be accompanied by payment in immediately available funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Due Date on the shares of Preferred Stock being surrendered for conversion. The dividend with respect to a share of Preferred Stock called for redemption on a Redemption Date during the period from the close of business on any record date with respect to the payment of a dividend on the Preferred Stock to and including the Dividend Due Date with respect to such dividend shall be payable on such Dividend Due Date to the holder of record of such share on such dividend record date notwithstanding the conversion of such share of Preferred Stock after such record date and prior to such Dividend Due Date, and the holder converting such share of Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Preferred Stock for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

    No fractional interest in a share of Common Stock shall be issued by the Corporation upon the conversion of any share(s) of Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of any share(s) of Preferred Stock shall be paid in cash (computed to the nearest cent) based on the last reported sales price (or closing bid price if no sale occurred) on the last Trading Day prior to which such share or shares of Preferred Stock are surrendered for conversion in the manner set forth above on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not so listed or admitted for trading on the New York Stock Exchange or any other national securities exchange but is quoted on the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices, on the NASDAQ National Market System or such similar system. If more than one certificate representing shares of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock represented by such certificates which are to be converted. As used herein the term "Trading Day" means any day on which the New York Stock Exchange or any other such national securities exchange is open for business or, if the Common Stock is not so listed or admitted for trading on the New York Stock Exchange or any other national securities exchange but is quoted on the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices, any day on which trades may be made on such system.

    The Conversion Price shall be adjusted from time to time as follows:

        (a) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

        (b) In case the Corporation shall issue rights, warrants or other securities convertible into or exchangeable for shares of Common Stock to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in subsection (f) below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or convertible or exchangeable securities, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any rights, warrants or convertible or exchangeable securities in respect of shares of Common Stock held in the treasury of the Corporation.

        (c) In case the outstanding shares of Common Stock shall be subdivided or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or reclassification becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, reclassification or combination becomes effective.

        (d) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (i) evidences of its indebtedness and/or
    (ii) cash or other assets (excluding any rights, warrants or convertible or exchangeable securities referred to in subsection (b) above, any dividends payable solely in cash from out of the earnings of the Corporation and any dividend or distribution referred to in subsection (a) above), then in each case the Conversion Price shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection (f) below) of the Common Stock on such record date less the then fair market value as determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with any Conversion Agent) of the portion of the cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Section 3) applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such record date.

        (e) The reclassification or change of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation, or merger to which subsection (i) below applies) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of subsection (b) above), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination become effective" within the meaning of subsection (c) above).

        (f) For the purpose of any computation under subsection (b) or (d) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the last reported sale price (or closing bid price if no sale occurred) for the 20 consecutive Trading Days selected by the Board of Directors commencing no more than 30 Trading Days before and ending no later than the day before the day in question on the New York Stock Exchange (or, if the Common Stock is not then traded on the New York Stock Exchange, such other national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not so listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices on which the Common Stock is quoted).

        (g) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; PROVIDED, HOWEVER, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided, further, that adjustment shall be required and made in accordance with the provisions of this Section 3 (other than this clause (g)) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of shares of Common Stock. Anything in this clause (g) to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this
    Section 3, as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, or distribution of evidences of indebtedness or assets (other than cash dividends or distributions paid from retained earnings) hereafter made by the Corporation to its stockholders shall be a tax free distribution for federal income tax purposes. All calculations shall be made to the nearest cent.

        (h) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly mail a certificate of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing same, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. The certificate shall be mailed to each holder of shares of Preferred Stock at their last address as the same appears on the stock transfer books of the Corporation and to the Conversion Agent.

        (i) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation) or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of a share of Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Corporation into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock of the Corporation is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "constituent entity"), or an affiliate of a constituent entity and failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by others than a constituent entity or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subsection (i) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of shares of Preferred Stock, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. Any such adjustment shall be evidenced by a certificate of independent public accountants and a notice of such adjustment filed and mailed in the manner set forth in subsection (h) above, and each containing the information set forth in such subsection (h), and any adjustment so certified shall for all purposes hereof conclusively be deemed to be an appropriate adjustment. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers.

    For purposes of this Section 3, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of subsection
(i) above, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the date of the initial issuance of Preferred Stock by the Corporation, or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

    In case:

        (i) the Corporation shall take any action that would result in an adjustment to the Conversion Price; or

        (ii) of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

       (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with any Conversion Agent and shall cause to be mailed to all holders of shares of Preferred Stock at each such holder's last address as the same appears on the books of the Corporation, at least 15 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such actions, or, if the record is not to be taken, the date as of which the holders of Common Stock of record are to be determined, or (B) the date on which such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (iii) above.

    The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

    The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Preferred Stock will upon issue be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

    The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock not theretofore converted.

    SECTION 4. GENERAL CLASS AND SERIES VOTING RIGHTS. Except as provided in this Section 4 and in Section 5 hereof or as otherwise from time to time required by law, the Preferred Stock shall have no voting rights or powers.

    So long as any shares of Preferred Stock remain outstanding, the vote or consent of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time (voting separately as a class) given in person or by proxy, either by written consent or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

        (i) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any other class or series of preferred stock) ranking prior (as that term is hereinafter defined in this Section 4) to the Preferred Stock; or

        (ii) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation or of these resolutions which would alter or change the powers, preferences, or special rights of the shares of the Preferred Stock so as to affect them adversely; PROVIDED, HOWEVER, that any increase in the amount of authorized Preferred Stock or the creation and issuance of any other series of preferred stock, in each case ranking on parity (as that term is hereinafter defined in this Section 4) with or junior to the
    Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights of the Preferred Stock.

    So long as any shares of Preferred Stock remain outstanding, the unanimous vote or consent of the shares of Preferred Stock outstanding at the time (voting separately as a class) given in person or by proxy, either by written consent or at any special or annual meeting called for the purpose, shall be necessary to effect any amendment to these resolutions that would (A) except as otherwise permitted by Section 3, increase the Conversion Price, (B) reduce the annual cash dividends payable on the shares of the Preferred Stock, (C) extend the Dividend Due Dates, (D) reduce Redemption Price payable pursuant to Section 6 or (E) modify the terms of Section 9.

    The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption in accordance with Section 10 hereof.

    For purposes of this resolution, any series, class or classes of stock of the Corporation shall be deemed to rank:

        (i) prior to the Preferred Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock;

        (ii) on a parity with the Preferred Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per shares thereof be different from those of the Preferred Stock, if the holders of such class or series of stock and the Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other; and

       (iii) junior to the Preferred Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Common Stock or if the holders of the Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or series.

    The holders of Preferred Stock shall also be entitled to vote on certain amendments or supplements to the Indenture establishing the 5 1/2% Convertible Subordinated Debentures due December 31, 2008, of the Corporation, for which the Preferred Stock may be exchanged as described in Section 8 hereof and as provided in Article Nine of such Indenture.

    SECTION 5.  DEFAULT VOTING RIGHTS.

    (a) Whenever, at any time or times, dividends payable on the shares of Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), the holders of the outstanding shares of Preferred Stock shall have the exclusive right (voting separately as a class) to elect two additional directors of the Corporation.

    (b) At elections for such directors, each holder of Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right with the holders of Preferred Stock, the authorized number of members of the Board of Directors shall automatically be increased by two and the two newly created directorships so created shall be filled by vote of the holders of the outstanding shares of Preferred Stock as hereinafter set forth. The right of the holders of Preferred Stock, voting separately as a class to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the Preferred Stock shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

    (c) Whenever the voting right described in clause (a) above shall have vested in the holders of the Preferred Stock, the right may be exercised initially either at a special meeting of the holders of the Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purposes of electing directors, and thereafter at each successive annual meeting.

    (d) At any time when the voting right described in clause (a) above shall have vested in the holders of the Preferred Stock, and if the right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10% in number of the shares of the Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at a place designated by the Secretary of the Corporation. If the meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing it within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to the evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% in number of the shares of the Preferred Stock then outstanding may designate in writing one of their members to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place in the city in which the Corporation's headquarters is located as may be designated in the notice of meeting. Any holder of the Preferred Stock shall have access to the stock books of the Corporation as permitted under the General Corporation Law of the State of Delaware for the purpose of causing a meeting of the stockholders to be called pursuant to the provisions of this clause (d). Notwithstanding the provisions of this clause (d), however, no such special meeting shall be held during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

    (e) Notwithstanding any other provision of the Certificate of Incorporation, at any meeting held for the purpose of electing directors at which the holders of the Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least 33 1/3% of the then outstanding shares of the Preferred Stock shall be required and be sufficient to constitute a quorum of the holders of the Preferred Stock for the election of directors. At any such meeting or adjournment thereof (i) the absence of a quorum of the Preferred Stock shall not prevent the election of Directors other than those to be elected by the holders of the Preferred Stock and the absence of a quorum or quorums of the holders of other classes or series of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Preferred Stock and
(ii) in the absence of a quorum of the holders of the Preferred Stock, a majority of the holders present in person or by proxy of the Preferred Stock shall have the power to adjourn the meeting, or appropriate portion thereof for the election of directors which the holders of the Preferred Stock are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum of such holders of Preferred Stock shall be present. The Chairman of the Board or the President of the Corporation shall preside at any such meeting.

    (f) Each director elected by the holders of shares of Preferred Stock pursuant to this Section 5 (an "Additional Director") shall continue to serve as a director until such time as all dividends accumulated on the Preferred Stock shall have been paid in full, at which time the term of office of all Additional Directors shall forthwith terminate and the number of members of the Board of Directors of the Corporation shall be reduced accordingly. If a vacancy occurs with respect to one of the directorships created pursuant to this Section 5, the remaining Additional Director shall be entitled to appoint a person to fill the vacancy. Whenever the term of office of the directors elected by the holders of Preferred Stock voting as a class shall end and the special voting powers vested in the holders of

Preferred Stock as provided in this Section 5 shall have expired, the number of directors shall be such number as may theretofor have been provided for in accordance with the Bylaws irrespective of any increase made pursuant to the provisions of this Section 5.

    SECTION 6.  REDEMPTION.

    (a) The outstanding shares of Preferred Stock shall not be subject to the optional redemption by the Corporation prior to December 31, 1996. On and after December 31, 1996, the Preferred Stock may be redeemed at the option of the Corporation, as a whole at any time or in part from time to time, at the following prices per share (the "Redemption Price") if redeemed during the 12-month period beginning December 31, of the years indicated:

PERIOD                                                    REDEMPTION PRICE
--------------------------------------------------------  -----------------
1996....................................................      $   5,110
1997....................................................          5,055
1998 and thereafter.....................................          5,000

together, in each case, with an amount equal to all dividends (whether or not declared or due) accrued and unpaid to the date of redemption.

    Notice of any proposed redemption pursuant to this Section 6 of shares of Preferred Stock shall be mailed to each record holder of the shares of Preferred Stock to be redeemed at least thirty but not more than sixty days prior to the date fixed for such redemption (herein referred to as the "Redemption Date"). Each such notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to receive the Redemption Price, (iv) the shares of Preferred Stock to be redeemed, and (v) the then effective Conversion Price and that the right of holders of shares of Preferred Stock being redeemed to exercise their conversion right shall terminate as to such shares at the close of business on the fifth business day preceding the Redemption Date (provided that no default by the Corporation in the payment of the applicable Redemption Price (including an amount equal to any accrued and unpaid dividends) shall have occurred and be continuing). Any notice mailed in such manner shall be conclusively deemed to have been duly given regardless of whether such notice is in fact received. If less than all the outstanding shares of Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata (as nearly as may be), by lot or by a substantially equivalent method. In order to facilitate the redemption of the Preferred Stock, the Board of Directors may fix a record date for determination of holders of Preferred Stock to be redeemed, which shall not be more than thirty days prior to the Redemption Date with respect thereto.

    The holder  of any  shares  of Preferred  Stock  redeemed pursuant  to  this
Section 6 upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Preferred Stock and (ii) transfer instrument(s) satisfactory to the
Corporation and sufficient to transfer such shares of Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Preferred Stock after the Redemption Date.

    At the close of business on the  Redemption Date for any share of  Preferred
Stock, such share shall (provided the Redemption Price (including an amount equal to any accrued and unpaid dividends to the Redemption Date) of such shares has been paid or property provided for) be deemed to cease to be outstanding and all rights of any person other than the Corporation in such share shall be extinguished on the Redemption Date for such share (including all rights to receive future dividends with respect to such share) except for the right to receive the Redemption Price (including an amount equal to any accrued and unpaid dividends to the Redemption Date), without interest, for such share in accordance with the provisions of this Section 6, subject to applicable escheat laws.

    In the event that any shares of Preferred Stock shall be converted into Common Stock prior to the Redemption Date pursuant to Section 3, then (i) the Corporation shall not have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Preferred Stock on the record date for such dividends being so payable, to the extent set forth in Section 3 hereof regardless of whether such shares are converted subsequent to such record date and prior to the related Dividend Due Date).

    Notwithstanding the foregoing provisions of this Section 6, and subject to the provisions of Section 2 hereof, if a dividend upon any shares of Preferred Stock is past due (i) no shares of the Preferred Stock may be redeemed except by means of a redemption pursuant to which all outstanding shares of the Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire any shares of the Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to all holders of the Preferred Stock.

    The election by the Corporation to redeem shares of Preferred Stock pursuant to this Section 6 shall not become irrevocable until the earlier of: (i) the Redemption Date, or (ii) such earlier date on which the Corporation shall irrevocably deposit the Redemption Price with a bank or trust company in accordance with Section 10; from and after the date specified in clause (ii) hereof, all rights of holders of the Preferred Stock so called for redemption shall cease and terminate, except only the right to receive from such bank or trust company the funds so deposited in trust, but without interest, and the right of conversion (on or before the fifth business day prior to the date fixed for redemption).

    SECTION 7. RANK UPON LIQUIDATION. The shares of Preferred Stock shall rank prior to the shares of Common Stock and any other class or series of stock of the Corporation ranking junior to the Preferred Stock upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (for the purposes of this Section 7, a "Liquidation"), so that before any distribution of assets shall be made to the holders of the Common Stock or the holders of other stock that ranks junior to the Preferred Stock in respect of distributions upon the Liquidation of the Corporation, the holder of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $5,000.00 per share plus an amount equal to all dividends (whether or not declared or due) accrued and unpaid on such share on the date fixed for the distribution of assets of the Corporation to the holders of Preferred Stock.

    If upon any Liquidation of the Corporation the assets available for distribution to the holders of Preferred Stock and any other stock of the Corporation ranking on a parity with the Preferred Stock upon Liquidation which shall then be outstanding (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding shares of Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the Preferred Stock in connection with such liquidation of the Corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall be the full amount to which the holders of the Preferred Stock shall be entitled under the terms of the preceding paragraph by reason of such Liquidation of the Corporation and the denominator of which shall be the total amount which would have been distributed by reason of such Liquidation of the Corporation with respect to the Preferred Stock and all other stock ranking on a parity with the Preferred Stock upon Liquidation then outstanding had the Corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the Corporation.

    The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for the purposes of this Section 7 (unless in connection therewith the Liquidation of the Corporation is specifically approved).

    The holder of any shares of Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 7 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

    After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

    SECTION 8. EXCHANGE. On any Dividend Due Date between December 31, 1995 and December 31, 2008, the Corporation shall be entitled to exchange, in whole but not in part, out of funds legally available therefor, an aggregate principal amount of its 5 1/2% Convertible Subordinated Debentures due December 31, 2008 (the "Debentures") equal to the number of outstanding shares of Preferred Stock multiplied by $5,000.00. The Debentures are to be issued under an Indenture (the "Indenture") to be entered into between the Corporation and The Bank of New York, as trustee (together with any successor trustee, the "Trustee"), which will be substantially in the form to be filed as an exhibit in a post-effective amendment to the Corporation's Registration Statement on Form S-3 (Registration No. 33-50959) originally filed with the Securities and Exchange Commission on November 8, 1993, completed as set forth therein and with such changes as may be required by law or usage. Such exchange may not occur unless all accumulated dividends on the Preferred Stock through the Dividend Due Date established as the exchange date have been paid or set aside for payment. Any such exchange shall be effected in the same manner, and upon the same notice, as a redemption of the Preferred Stock pursuant to Section 6, as aforesaid. Upon any such exchange, the shares of Preferred Stock shall (provided such exchange is duly and properly effected) be deemed to cease to be outstanding as of the close of business on the date established for such exchange, and all rights of any holder thereof shall be extinguished except the right to receive Debentures in exchange therefor and the right to receive accrued and unpaid dividends on such shares of Preferred Stock to the date established for such exchange. As in the case of a redemption of shares of Preferred Stock pursuant to Section 6, holders of shares of Preferred Stock must surrender such shares in order to receive the Debentures for which such shares have been exchanged, but upon such surrender such holders will be entitled to receive all interest accrued on such Debentures from the date of exchange at the time and in the manner that such interest would be paid in the ordinary course pursuant to the Indenture pursuant to which such Debentures shall be issued. Dividends due on the shares of Preferred Stock on the Dividend Due Date on which the exchange is affected will be mailed to holders in the regular course.

    No exchange of the Preferred Stock for Debentures may be effected unless prior to such exchange the Corporation causes to be delivered to the Trustee under the Indenture pursuant to which such Debentures shall be issued: (i) a certificate of the President or any Vice President of the Corporation, reasonably satisfactory to the Trustee, to the effect that the Debentures are valid and binding obligations of the Corporation in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, whether considered in a proceeding at law or in equity, and that all necessary corporate and governmental approvals for the issuance of the Debentures have been obtained and
(ii) an opinion of counsel to the Corporation, reasonably satisfactory to the Trustee, to the same effect as the foregoing certificate. Such certificate and opinion shall be available for inspection during normal business hours by the holders of the Preferred Stock upon request to the Trustee.

    SECTION 9.  SPECIAL CONVERSION RIGHTS UPON CHANGE OF CONTROL.

    (a) CHANGE OF CONTROL. Upon the occurrence of a Change of Control (as defined in paragraph (d) below) with respect to the Corporation, each holder of Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that a Change of

Control has occurred to convert all, but not less than all, of such holder's Preferred Stock into Common Stock of the Corporation at an adjusted conversion price per share equal to the Special Conversion Price (as defined in paragraph
(d) below). The Corporation may, at its option, in lieu of providing Common Stock upon any such special conversion, provide the holder, out of funds legally available therefor, with cash equal to the Market Value (as defined in paragraph
(d) below) of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible immediately prior to such Change of Control at an adjusted conversion price equal to the Special Conversion Price. Preferred Stock which becomes convertible pursuant to a special conversion right shall, unless so converted, remain convertible into Common Stock as provided pursuant to Section 3(i). If a Change of Control involves a consolidation, merger or sale of assets of the Corporation, the holders of shares of the Preferred Stock exercising their conversion rights will be entitled to receive the same consideration as received for the number of shares of Common Stock into which their shares of Preferred Stock would have been converted pursuant to their special conversion rights.

    (b) NOTICE. Upon the occurrence of a Change of Control with respect to the Corporation, within 30 days after such occurrence, the Corporation shall mail to each registered holder of Preferred Stock a notice of such occurrence (the "Special Conversion Notice") setting forth the following:

        (i) the event constituting the Change of Control, together with such other information as may be required pursuant to the securities laws;

        (ii) the conversion date upon exercise of the applicable special conversion right;

       (iii) the Special Conversion Price;

       (iv) the Conversion Price then in effect under Section 3 and the continuing conversion rights, if any, under Section 3;

        (v) the name and address of the paying agent and Conversion Agent;

       (vi) the holders who want to convert shares of Preferred Stock must exercise such conversion right within the 45-day period after the mailing of such notice by the Corporation;

       (vii) that exercise of such conversion right shall be irrevocable except that holders shall have the right to withdraw their election to exercise the special conversion right at any time prior to the conversion date by providing timely written, telegraphic or facsimile transmission notice of withdrawal to the Conversion Agent and no dividends on shares of Preferred Stock (or portions thereof) tendered for conversion shall accrue from and after the conversion date; and

      (viii) that the Corporation (or a successor entity, if applicable) may, at its option, elect to pay cash (specifying the amount thereof per share) for all shares of Preferred Stock tendered for conversion.

    (c) EXERCISE PROCEDURES. A holder of Preferred Stock must exercise the special conversion right within the 45-day period after the mailing of the Special Conversion Notice or such special conversion right shall expire. Such right must be exercised in accordance with Section 3 to the extent the procedures in Section 3 are consistent with the special provisions of this
Section 9. Exercise of such conversion right shall, except as provided above, be irrevocable and dividends on Preferred Stock tendered for conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Change of Control shall be the 45th day after the mailing of the Special Conversion Notice.

    (d)  DEFINITIONS.   The following  definition shall apply  to terms used  in
this Section 9:

        (i) a "Change of Control" with respect to the Corporation shall be deemed to have occurred in the event that (A) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the shares of the Common Stock;
    (B) a transaction
    or an event occurs in connection with which 66 2/3% or more of the aggregate outstanding amount of the Common Stock of the Corporation shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); or (C) there occurs the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Corporation's property, business or assets (as such phrase is used in Section 271 of the General Corporation Law of the State of Delaware or any successor provision or statute); PROVIDED, HOWEVER, that a Change of Control shall not be deemed to have occurred with respect to either of the following transactions or events: (a) any transaction or event in which more than 50% (by value as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Common Stock consists of Marketable Stock (as defined below), or (b) any consolidation or merger of the Corporation in which the holders of Common Stock of the Corporation immediately prior to such transaction own, directly or indirectly, (1) 50% or more of the common equity securities of the sole surviving entity (or of the ultimate parent of such sole surviving entity) outstanding at the time immediately after such consolidation or merger and
    (2) securities representing 50% or more of the combined voting power of the surviving entity's Voting Stock (or of the Voting Stock of the ultimate parent of such surviving entity) outstanding at such time. "Voting Stock" means, with respect to any person, equity securities of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees or persons exercising similar authority of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of this contingency). If a conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Corporation's property, business or assets occurs and the consideration, including Marketable Stock, received by the Company is not subsequently distributed to the holders of Common Stock, a Change of Control would be deemed to have occurred.

        (ii) the "Special Conversion Price" shall mean the higher of the Market Value of the Common Stock and $12.42 per share, PROVIDED, HOWEVER, that each time the then prevailing Conversion Price shall be adjusted as provided elsewhere herein, such dollar amount shall likewise be adjusted so that the ratio of such dollar amount to the then prevailing Conversion Price, after giving effect to any such adjustment, shall always be the same as the ratio of $12.42 to the initial Conversion Price (without giving effect to any adjustment).

       (iii) the "Market Value" of the Common Stock or any other Marketable Stock shall be the average of the last reported sales price of the Common Stock or such other Marketable Stock, as the case may be, for the five Trading Days ending on the last Business Day preceding the date of the Change of Control, PROVIDED, HOWEVER, that if the Marketable Stock is not traded on any national securities exchange or similar quotation system as described in the definition of "Marketable Stock" during such period, then the Market Value of such Marketable Stock shall be the average of the last reported sales prices per share of such Marketable Stock during the first five Business Days commencing with the date on which such Marketable Stock was first distributed to the general public and traded on the NYSE or another national securities exchange, the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices in the United States;

       (iv) "Marketable Stock" shall mean Common Stock or common equity securities of (i) any entity that is the successor to all or substantially all of the business or assets of the Corporation as a result of a Change of Control (or the ultimate parent of such successor), or (ii) a wholly owned subsidiary of the Company, which in the case of either clauses (i) or (ii) is (or will, upon distribution thereof, be) listed or quoted on the NYSE or another national securities exchange, the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices in the United States; and

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
        (v) "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to a specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    SECTION 10. PAYMENTS. The Corporation may provide funds for any payment of the Redemption Price for any shares of Preferred Stock or any amount distributable with respect to any Preferred Stock under Sections 6 and 9 hereof by depositing such funds with a bank or trust company selected by the Corporation having a net worth of at least $50,000,000 and having its principal office in New York, New York, in trust for the benefit of the holders of such shares of Preferred Stock under arrangements providing irrevocably for payment upon satisfaction of any conditions to such payment by the holders of such shares of Preferred Stock which shall reasonably be required by the Corporation. The Corporation shall be entitled to make any deposit of funds contemplated by this Section 10 under arrangements designated to permit such funds to generate interest or other income for the Corporation, and the Corporation shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this Section 10, provided that the Corporation shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall require to be paid by the Corporation.

    Subject to applicable escheat laws and notwithstanding any other provision herein to the contrary, if the conditions precedent to the disbursement of any funds deposited by the Corporation pursuant to this Section 10 shall not have been satisfied within two years after the establishment of the trust for such funds, then (i) such funds shall be returned to the Corporation upon its request; (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them; (iii) the person entitled to the payment for which such funds shall have been originally intended shall have the right to look only to the Corporation for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such funds upon the return of such funds to the Corporation.

    Any payment which may be owed for the payment of the Redemption Price for any shares of Preferred Stock pursuant to Section 6 or the payment of any amount distributable with respect to any shares of Preferred Stock under Section 9 shall be deemed to have been "paid or properly provided for" upon the earlier to occur of: (i) the date upon which funds sufficient to make such payment shall be deposited in a manner contemplated by the first paragraph of this Section 10 or
(ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such person at either the address of such person then appearing on the books of the Corporation or such other address as the Corporation shall deem reasonable. The Corporation may deposit Debentures to be exchanged for shares of Preferred Stock in the manner contemplated by the first paragraph of this Section 10, but the interest accruing on such Debentures shall accrue to the former holders of the Preferred Stock entitled thereto.

    SECTION 11. STATUS OF REACQUIRED SHARES. Shares of Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares of Preferred Stock which have been redeemed pursuant to the terms of Section 6 hereof, shares of Preferred Stock which have been converted into shares of Common Stock and shares of Preferred Stock which have been exchanged for Debentures) shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.

    SECTION  12.   PREEMPTIVE RIGHTS.   The holders  of Preferred  Stock are not
entitled to any preemptive or subscription rights in respect of securities of the Corporation.

    SECTION 13. LEGAL HOLIDAYS. In any case where any Dividend Due Date, any Redemption Date or the last date on which a holder of Preferred Stock has the right to convert such holder's shares of Preferred Stock shall not be a Business Day (as defined below), then, notwithstanding any

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
other provision of these resolutions or of the Preferred Stock, payment of a dividend due or a Redemption Price or conversion of the shares of Preferred Stock need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Due Date or Redemption Date or last day for conversion, provided that, for purposes of computing such payment, no interest shall accrue for the period from and after the Dividend Due Date or Redemption Date, as the case may be. As used in this
Section 13, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

    IN WITNESS WHEREOF, CERIDIAN CORPORATION has caused this certificate to be signed by its Chief Financial Officer, and attested by the Secretary, this 20th day of December, 1993.

                                               CERIDIAN CORPORATION

                                               By:             /s/ J. R. EICKHOFF
                                                        -----------------------------------------

ATTEST:

By:            /s/ JOHN A. HAVEMAN
 --------------------------------------------

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